Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Loren K. Jensen
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION

ANNOUNCES FIRST QUARTER 2006 RESULTS

DALLAS, TX – April 25, 2006 — Tuesday Morning Corporation (NASDAQ: TUES) today reported that net income for the first quarter ended March 31, 2006 was $6.5 million, or $0.16 per diluted share, which includes approximately $0.01 per diluted share of stock option compensation expense that the Company began recording with the adoption of FAS 123 (R), Share Based Payment, on January 1, 2006. Net income for the prior-year quarter ended March 31, 2005 was $6.7 million, or $0.16 per diluted share, which includes a $0.06 per share cumulative adjustment related to lease accounting matters. On a pro-forma basis, diluted earnings per share for the quarter ending March 31, 2006 was $0.17 compared to diluted earnings per share of $0.22 at March 31, 2005. Please see the attached table for a reconciliation.

As previously reported, net sales increased to $187.8 million for the first quarter of 2006, up 1%, compared to $185.6 million for the same period in 2005. Comparable store sales decreased 4.5% for the quarter.

“Tuesday Morning was able to achieve solid earnings on lower than anticipated sales. The Easter shift combined with a promotional home furnishings sector challenged our ability to drive traffic,” said Kathleen Mason, President and Chief Executive Officer. “Despite this environment our inventory is well positioned heading into the second quarter.”

Tuesday Morning management will review first quarter financial results in a teleconference call today, April 25, 2006 at 10:00 a.m. Eastern Time.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 734 stores in 46 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 8.0 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K. The Company undertakes no obligation to revise the forward-looking statements contained therein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

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Tuesday Morning Corporation

Consolidated Statement of Income

(In thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
	unaudited
Net Sales	$187,759	$185,594
Cost of sales	114,168	113,036
Gross profit	73,591	72,558

Selling, general and administrative expenses	63,163	62,122

Operating income	10,428	10,436

Other income (expense):
Interest expense	(186)	(206)
Interest income	99	34
Other income (expense), net	133	193
Other income (expense)	46	21

Income before income taxes	10,474	10,457

Income taxes provision	3,934	3,791

Net income	$6,540	$6,666

Earnings Per Share:
Net income per common share:
Basic	$0.16	$0.16
Diluted	$0.16	$0.16

Weighted average number of common shares:
Basic	41,376	41,129
Diluted	41,674	41,740

Reconciliation of Reported Amounts to Non-GAAP Items (See Note)
Net income, as reported	$6,540	$6,666

Add: GAAP rent, net of tax	—	2,438

Adjusted net income, ex GAAP rent	6,540	9,104

Plus: Stock option expense, net of tax	503	—

Adjusted pro-forma net income	$7,043	$9,104

Net income per share, diluted, as reported	$0.16	$0.16

Add: GAAP rent, net of tax	—	0.06

Adjusted net income per share, diluted	0.16	0.22

Add: Stock option expense, net of tax	0.01	—

Adjusted pro-forma net income per share, diluted	$0.17	$0.22

Note:

The above schedule reconciles non-GAAP financial measures included in this press release to the most comparable GAAP financial measures. Pro-forma net income per share should not be considered as an alternative to net income per share or other GAAP financial measurements as an indicator of our operating performance.

The GAAP rent adjustment represents a one-time, non-cash cumulative adjustment to record GAAP rent in the first quarter of 2005 to properly reflect pre-opening or build-out periods of our stores prior to January 1, 2005. This correction of accounting practices was made in light of the views of the Office of the Chief Accountant of the Securities and Exchange Commission expressed in a letter of February 7, 2005 to the American Institute of Certified Public Accountants regarding the application of generally accepted accounting principles to operating lease accounting matters.

The Company adopted FAS 123(R), Shared Based Payment, in the first quarter of fiscal 2006. This accounting standard requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair value over the requisite service period. The Company has applied the provisions of the modified prospective transition method in the first quarter of 2006. The Company did not record any stock-based compensation expense in 2005.

Management believes that comparative analysis of operating trends is enhanced by adjusting for these items in order to provide investors with a view of the Company’s operating performance in a manner similar to the method used by management to track performance from period-to-period and improve the investor’s ability to understand underlying trends in the Company’s operations. Because the GAAP rent adjustment is a one-time adjustment, it is not indicative of operating performance for the applicable period, nor should it be used in developing trend analysis for future periods. Because stock compensation expense was not recorded in 2005, excluding the impact of stock compensation expense in the current year provides enhanced comparability to the prior year.

Consolidated Balance Sheet

(in thousands)

	March 31,		Dec 31,
	2006	2005	2005
	unaudited
Assets
Current assets:
Cash and cash equivalents	$5,330	$14,295	$43,547
Inventories	252,723	212,587	230,639
Prepaid expenses and other assets	8,370	7,388	7,258
Deferred income taxes	5,071	5,991	5,071
Total current assets	271,494	240,261	286,515

Property and Equipment, net	86,164	86,920	87,786

Other long-term assets:
Deferred financing costs	642	809	685
Other assets	4,628	3,189	4,941

Total Assets	$362,928	$331,179	$379,927

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	79,547	76,568	74,975
Other accrued liabilities	30,747	32,477	42,372
Income taxes payable	3,831	4,952	16,520
Total current liabilities	114,125	113,997	133,867

Revolving credit facility	28,000	—	—
Deferred rent - long-term	4,486	4,249	4,431
Deferred taxes - long-term	6,267	9,051	6,267
Total Liabilities	152,878	127,297	144,565

Stockholders’ equity	210,050	203,882	235,362
Total Liabilities and Stockholders’ Equity	$362,928	$331,179	$379,927

Consolidated Statement of Cash Flows

(in thousands)

	Three Months ended March 31,
	2006	2005
	unaudited
Net cash flows from operating activities:
Net income	$6,540	$6,666
Adjustments to reconcile net income to net cash (used in) operating activities:
Depreciation and amortization	4,007	3,459
Amortization of financing fees	43	43
Stock based compensation	809	—
Cumulative effect of lease accounting adj.	—	3,898
Other non-cash charges	52	(28)
Net change in operating assets and liabilities	(42,229)	(40,857)

Net cash used in operating activities	(30,778)	(26,819)

Net cash flows from investing activities:
Capital expenditures	(2,385)	(4,047)
Other	—	—

Net cash used in investing activities	(2,385)	(4,047)

Net cash flows from financing activities:
Proceeds from revolving credit facility	28,000	—
Payment of dividends	(33,102)	—
Other	48	94

Net cash provided by (used in) financing act.	(5,054)	94

Net decrease in cash and cash equivalents	(38,217)	(30,772)

Cash and cash equivalents at beginning of period	43,547	45,067

Cash and cash equivalents at end of period	$5,330	$14,295